Exhibit 99.1

For Immediate Release

MAGUIRE PROPERTIES ANNOUNCES DISPOSITION OF SAN DIEGO OFFICE BUILDINGS

LOS ANGELES--(BUSINESS WIRE)--April 10, 2007--Maguire Properties, Inc. (NYSE:MPG), a Southern California focused real estate investment trust, today announced that it has entered into an agreement to sell Pacific Center, a 438,960 square foot office property in Mission Valley, California and Wateridge Plaza, a 268,957 square foot office property in Sorrento Mesa, California. The total sales price is over $298 million and the disposition is expected to close in the second quarter of 2007.

This disposition is part of the Company's previously announced plan to dispose of several existing office properties and use the net proceeds from the sales to fund part of the cost of the acquisition of the downtown Los Angeles and Orange County portfolio from Equity Office Properties and to reduce debt.

Mr. Robert F. Maguire III, our Chairman and Chief Executive Officer, commented, "This transaction demonstrates our commitment to our stated objective of disposing of certain properties and using a portion of the net proceeds to pay down the term loan and fund a portion of the purchase price of the former Equity Office Properties portfolio. We are pleased with both the terms and the timing of the disposition of these assets. We remain focused on completing our acquisition of the EOP assets and lowering our debt levels to accomplish our balance sheet objectives."

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit the Company's website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants' financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to manage effectively the Company's growth and expansion into new markets, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our Company's potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company's dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558